UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 5, 2021

SIENTRA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36709	20-5551000
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

420 South Fairview Avenue, Suite 200

Santa Barbara, CA 93117

(Address of principal executive offices, with zip code)

(805) 562-3500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	SIEN	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement

On February 5, 2021, Sientra, Inc. (“Sientra” or the “Company”) entered into a Second Amended and Restated Credit and Security Agreement (Term Loan), by and among Sientra, certain of Sientra’s wholly-owned subsidiaries (together with Sientra, the “Borrowers”), the lenders party thereto from time to time and MidCap Financial Trust, as administrative agent and collateral agent (“Agent”) (the “Restated Term Loan Agreement”). The Restated Term Loan Agreement amends and restates the Company’s existing Amended and Restated Credit and Security Agreement (Term Loan), dated as of July 1, 2019 by and among Sientra, certain of Sientra’s wholly-owned subsidiaries, the lenders party thereto from time to time and MidCap Financial Trust, as administrative agent and collateral agent (the “Existing Term Loan Agreement”). Pursuant to the Restated Term Loan Agreement, tranche 1 and 2 loans in an aggregate amount equal to $15 million remained obligations of the Borrowers, tranche 3 commitments were reduced from $15 million to $1 million and were advanced on the effective date of the Restated Term Loan Agreement and the remaining unfunded tranche of $15 million was revised to two $5 million tranche commitments, with tranche 4 availability commencing on July 1, 2021 and tranche 5 availability commencing July 1, 2022. The parties agreed to extend the last day of the interest only period for all tranches from July 31, 2021 in the Existing Term Loan Agreement to December 31, 2022 in the Restated Term Loan Agreement. The Restated Term Loan Agreement contains certain minimum Net Revenue (as defined therein) requirements based on the Company’s 12-month trailing Net Revenue, as well as certain minimum unrestricted cash requirements that increase upon the funding of the tranche and tranche 5 loans. The exit fee was modified to apply to only to the amount of any tranche 4 and 5 loans advanced. Finally, in connection with the Restated Term Loan Agreement, the Company agreed to pay an amendment fee of $750,000. The Restated Term Loan Agreement contain no other material changes from the Existing Term Loan Agreement, a description of which can be found in the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on July 2, 2019.

Also on February 5, 2021, Sientra entered in to a Third Amendment to Amended and Restated Credit and Security Agreement (Revolving Loan), by and among the Borrowers, the lenders party thereto from time to time, and the Agent (the “Revolving Loan Amendment”). The Revolving Loan Amendment modified the Net Revenue (as defined therein) requirement in a manner consistent with the modification under the Restated Term Loan Agreement. In addition, the Revolving Loan Amendment made other conforming changes to the Restated Term Loan Agreement.

The foregoing descriptions of the Restated Term Loan Agreement and the Revolving Loan Amendment are not intended to be complete and are qualified in their entirety by reference to the respective agreements, copies of which are filed as Exhibits 10.1 and 10.2, respectively.

Item 1.02	Termination of a Material Definitive Agreement

The information in Item 1.01 above with respect to Sientra’s existing indebtedness under its Existing Term Loan Agreement are incorporated by reference into this Item 1.02.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

10.1†	Second Amended and Restated Credit and Security Agreement (Term Loan), dated February 5, 2021 by and among Sientra, Inc., certain of its wholly-owned subsidiaries, the lenders party thereto from time to time and MidCap Financial Trust, as administrative agent and collateral agent.

10.2†	Third Amendment to Amended and Restated Credit and Security Agreement (Revolving Loan), dated February 5, 2021 by and among Sientra, Inc., certain of its wholly-owned subsidiaries, the lenders party thereto from time to time and MidCap Financial Trust, as administrative agent and collateral agent.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

†

Certain portions of this exhibit have been redacted pursuant to Item 601(b)(10)(iv) of Regulation S-K. The Company has determined that such omitted information is (i) not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

SIENTRA, INC.

Date: February 8, 2021	By:	/s/ Oliver Bennett
Oliver Bennett
General Counsel and Vice President